Exhibit 99.1

uniQure Announces Pricing of its Public Offering

Lexington, MA and Amsterdam, the Netherlands, January 8, 2025 — uniQure N.V. (Nasdaq: QURE), a leading gene therapy company advancing transformative therapies for patients with severe medical needs, today announced the pricing of its underwritten public offering of 4,411,764 of its ordinary shares at a public offering price of $17.00 per share. The aggregate gross proceeds to uniQure from the offering, before deducting the underwriting discounts and commissions and offering expenses payable by uniQure, are expected to be approximately $75 million. All securities to be sold in the offering are being sold by uniQure. In addition, uniQure has granted to the underwriters a 30-day option to purchase up to 661,764 additional ordinary shares at the public offering price, less underwriting discounts and commissions. The offering is expected to close on or about January 10, 2025, subject to the satisfaction of customary closing conditions.

Leerink Partners, Stifel and Guggenheim Securities are acting as the bookrunning managers for the offering. Chardan and H.C. Wainwright & Co. are acting as the lead managers for the offering.

The securities described above are being offered by uniQure pursuant to its automatically effective shelf registration statement on Form S-3 (File No. 333-284168) filed with the U.S. Securities Exchange Commission (the “SEC”) on January 7, 2025. A preliminary prospectus supplement and accompanying prospectus relating to the offering was filed with the SEC and a final prospectus supplement and the accompanying prospectus relating to this offering will be filed with the SEC. When available, copies of the final prospectus supplement and the accompanying prospectus relating to the offering may be obtained from Leerink Partners LLC, Attention: Syndicate Department, 53 State Street, 40th Floor, Boston, Massachusetts 02109, by telephone at + 1 (800) 808-7525, ext. 6105, or by email at syndicate@leerink.com, Stifel, Nicolaus & Company, Incorporated, Attention: Prospectus Department, One Montgomery Street, Suite 3700, San Francisco, CA 94104, by telephone at (415) 364-2720 or by email at syndprospectus@stifel.com or Guggenheim Securities, LLC, Attention: Equity Syndicate Department, 330 Madison Avenue, 8th Floor, New York, New York 10017, by telephone at (212) 518-9544 or by email at GSEquityProspectusDelivery@guggenheimpartners.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction. Any offer, if at all, will be made only by means of the prospectus supplement and accompanying prospectus forming a part of the effective registration statement.

About uniQure

uniQure is delivering on the promise of gene therapy – single treatments with potentially curative results. The approvals of uniQure’s gene therapy for hemophilia B – a historic achievement based on more than a decade of research and clinical development – represent a major milestone in the field of genomic medicine and ushers in a new treatment approach for patients living with hemophilia. uniQure is now advancing a pipeline of proprietary gene therapies for the treatment of patients with Huntington's disease, refractory temporal lobe epilepsy, ALS, Fabry disease, and other severe diseases.

Cautionary Note Regarding Forward-Looking Statements

This press release contains certain "forward-looking statements" within the meaning of the "safe harbor" provisions of the United States Private Securities Litigation Reform Act of 1995, including, without limitation, statements regarding our expectations of market conditions, the satisfaction of customary closing conditions and the timing of the public offering, the grant to the underwriters of an option to purchase additional securities, the gross proceeds we expect to receive and other statements identified by words such as "estimate," "plan," "project," "forecast," "intend," "will," "shall," "expect," "anticipate," "believe," "seek," "target," "continue," "could," "may," "might," "possible," "potential," "predict" and similar words or expressions.

Forward-looking statements are based on management's beliefs and assumptions and on information available to management only as of the date of this press release. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: the uncertainties related to market conditions and the completion of the public offering on the anticipated terms, or at all, continued interest in our rare disease and gene therapy portfolio, the ability to develop our product candidates and technologies, regulatory developments, the impact of changes in the financial markets and global economic conditions, and other factors described under the heading "Risk Factors" in uniQure’s periodic securities filings with the SEC, including our Annual Report on Form 10-K filed February 28, 2024, our Quarterly Report on Form 10-Q filed November 5, 2024, the preliminary prospectus supplement filed January 7, 2025 and the accompanying prospectus, and other filings that uniQure makes with the SEC from time to time. Given these risks, uncertainties, and other factors, you should not place undue reliance on these forward-looking statements, and uniQure assumes no obligation to update these forward-looking statements, even if new information becomes available in the future.

uniQure Contacts

For Investors:	For Media:

Chiara Russo	Tom Malone
Direct: 617-306-9137	Direct: 339-970-7758
Mobile: 617-306-9137	Mobile: 339-223-8541
c.russo@uniQure.com	t.malone@uniQure.com